Exhibit 10.23

Severance Benefits Agreement

[Mr/Ms Name]
[Address]
[City, State ZIP]

Dear [Name]:

You are or are about to become employed by Staples, Inc. and/or one of its subsidiaries (“Staples”). Staples agrees to provide you with the severance benefits set forth in this letter agreement (the "Agreement") if your employment is terminated under the circumstances described below:

1.    Term of Agreement. The term of this Agreement shall begin on the date it is signed and shall continue in full force and effect until such time as you or Staples has delivered to the other 90-days advance written notice of your or its election to terminate this Agreement . This Agreement is not a contract to employ you for a definite time period, it being acknowledged that your employment is “at will” and that either you or Staples may terminate the employment relationship at any time.

2.    Notice of Termination and other Matters. Any termination of your employment, whether by you or Staples, will be communicated by written notice ("Notice of Termination") to the other party. The Notice of Termination will specify the provisions of this Agreement, if any, upon which termination is based and its effective date, which in no case will be more than 180 days after the Notice of Termination. All notices and communications provided for in this Agreement will be in writing and will be effective when delivered or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed to the Executive Vice President, Human Resources of Staples, 500 Staples Drive, Framingham, MA 01702, and to you at the address shown above or to such other address as either Staples or you may have furnished to the other in writing.

3.    Compensation Upon Termination. In addition to any earned but unpaid base salary, and any accrued but unused vacation, Staples will provide you with the severance benefits listed below in the event of a Qualified Termination. A “Qualified Termination” means your employment is terminated for any reason other than because (i) you die or become Disabled, (ii) Staples terminates you for “Cause,” or (iii) you resign or retire without “Good Reason.”

(a) Staples will pay you [26][52] weeks severance pay (the “Severance Period”), in monthly installments. Your monthly severance payments will equal the sum of (i) your annualized base salary rate in effect immediately prior to the Qualified Termination (or any higher rate in effect within the 90 days prior to the Notice of Termination) divided by 52 weeks and multiplied by the number of workweeks in the months (or partial months) within the Severance Period plus (ii) one-twelfth of an amount equal to the average annual bonus paid to you by Staples during the three full fiscal years preceding such Qualified Termination. Annual salary rates will be prorated where applicable and annual bonus averages will be computed on years available if less than three years. Any partial year bonus you have been paid will be annualized. In the event your Qualified Termination occurs within your first year of employment prior to being paid a bonus, the bonus related portion of your severance payment shall equal one twelfth of an amount equal to your target bonus amount for the fiscal year during which your Qualified Termination occurs.

(b) Your medical, dental, vision, health care flexible spending account, if applicable, will end on your termination date. You may continue your coverage in accordance with the provision of COBRA following your termination date. FSA Dependent Care is not subject to COBRA provisions therefore; your participation will end on your termination date.

Staples will provide you with coverage during the Severance Period under the basic life, and long-term care plans, if any, in which you are presently enrolled at the time of your termination on terms substantially similar to those available to similarly situated associates, and you will be required to pay the same portion of the premium that you pay while you are employed. Should you obtain basic life or long-term care coverage through another employer during the Severance Period, then Staples' premium payment obligations for the relevant plan(s) will terminate upon you receiving such coverage.

(c) The vesting schedule of any outstanding options to purchase shares of Staples' Common Stock, shares of restricted Staples' Common Stock and/or any other equity-based awards will not be accelerated in the event of a Qualified Termination, unless specifically provided to the contrary in the respective option, restricted stock or other equity agreements.

(d) Subject to the limitations in Section 3(b) and to the extent permitted by law, Staples will provide you with 6 additional months of the benefits set forth in paragraphs (a) and (b) above if such Qualified Termination is within two years after a Change in Control.

(e) You and Staples intend that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) so that any payments and benefits provided by the Agreement do not subject you to penalty taxes and interest imposed for noncompliance with Section 409A. Accordingly, the following rules shall apply with respect to the payments and benefits, to be provided to you under this Agreement:

(i) Each installment of the payments and benefits provided under this Agreement shall be treated as a “separate payment” for purposes of Section 409A. Neither Staples nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii) The provision of the benefits described in Section 3(b) shall be treated as exempt “reimbursements and certain other separation payments” within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(v), and any reimbursement or payment with respect to such benefits shall be made not later than December 31 of the second calendar year following the calendar year in which you are terminated;

(iii) If, as of the date of your “separation from service” from Staples, you are not a “specified employee” (each within the meaning of Section 409A which generally defines a “specified employee” as an employee who is among Staples' 50 most highly compensated officers), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement; and

(iv) If, as of the date of your “separation from service” from Staples, you are a “specified employee,” then:

(A) Each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which your separation from service occurs and the 15th day of the third month following the end of Staples' tax year in which your separation from service occurs; and

(B) Each installment of the payments and benefits due under this Agreement that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following your “separation from service” from Staples shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your date of death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a “separation pay plan” (within the meaning of Section 409A) that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any such delayed payments shall bear interest from the date of your separation from service to the date of payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the date of your separation from service.

(v) You and Staples further agree to make such revisions to this Agreement as may be required to conform the provisions of the Agreement to the requirements of Section 409A and any regulations or other Internal Revenue Service guidance issued thereunder. Staples shall have no liability for any tax or penalty imposed on you by Section 409A.

You will not be entitled to any of the compensation or benefits set forth in this Section 3 if Staples determines, within 60 days after your termination, that your conduct prior to your termination would have warranted a discharge for "Cause," or if, after your termination, you have violated the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Staples.

4.    Definitions. For the purposes of this Agreement, the terms listed below are defined as follows:

(a) Change in Control. A “Change in Control" will be deemed to have occurred only if any of the following events occur:

(i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples' then outstanding securities;

(ii) individuals who constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) will be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (A) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of Staples' then outstanding securities; or

(iv) the stockholders of Staples approve a plan of complete liquidation of Staples or an agreement for the sale or disposition by Staples of all or substantially all of Staples' assets.

(b) Disabled. You are “disabled” for the purposes of this Agreement, if you have been absent from the full-time performance of your duties with Staples for six (6) consecutive months because of incapacity due to physical or mental illness, and, within thirty (30) days after being sent a written Notice of Termination, you fail to resume performance of your essential job duties, with or without reasonable accommodation.

(c) Cause. A termination for "Cause" by Staples will occur whenever:

(i) you willfully fail to substantially perform your duties with Staples (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples has given you a written demand for substantial performance, which specifically identifies the areas in which your performance is substandard, and you have not cured such failure within 30 days after delivery of the demand. No act or failure to act on your part will be deemed “willful” unless you acted or failed to act without a good faith or reasonable belief that your conduct was in Staples' best interest.

(ii) you breach any of the terms of the Proprietary and Confidential Information Agreement or Non-Competition Agreement (or other similar agreement) between you and Staples, or

(iii) you violate the Code of Ethics or attempt to secure any improper personal profit in connection with the business of Staples, or

(iv) you fail to devote your full working time to the affairs of Staples except as may be authorized in writing by Staples' CEO or other authorized Company official, or

(v) you engage in business other than the business of Staples except as may be authorized in writing by Staples' CEO or other authorized Company official, or

(vi) you engage in misconduct which is demonstrably and materially injurious to Staples;

provided that in each case Staples has given you written notice of its intent to terminate your employment under this Section 5(c) and an opportunity to present, in person, to the Executive Vice President of Human Resources or any other authorized Company official, any objections you may have to such termination.

(d) Good Reason. A termination by you for "Good Reason" will occur whenever any of the following conditions occur without your written consent, and such condition results in a material negative change to you in your employment relationship with Staples:

(i) your position, duties, responsibilities, power, title or office is significantly diminished (a change in your reporting relationship, standing alone, shall not be deemed significant);

(ii) your annual base salary is reduced;

(iii) you are not allowed to participate in a cash bonus program in a manner substantially consistent with past practice in light of Staples' financial performance and attainment of your specified goals, your participation in any other material compensation plan (other than any stock option or stock award program which programs are within the full discretion of the Compensation Committee) is substantially reduced, both in terms of the amount of benefits provided and the level of participation relative to other participants;

(iv) you are not provided with paid vacation or other benefits substantially similar to those enjoyed by you under any of Staples' medical, dental, life insurance, or disability plans in which you were participating, or Staples took any action which would directly or indirectly materially reduce any of such benefits or the number of your paid vacation days;

(v) in the event of a Change in Control, Staples or any person in control of Staples requires you to perform your principal duties in a new location outside a radius (measured from your primary residence) that is extended an additional 50 miles further from your primary residence at the time of the Change in Control; or

(vi) Staples fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5.

Notwithstanding the foregoing, any general reduction of salary or reduction (or elimination) of other compensation, bonus and/or benefits for its officers which are substantially comparable for all such officers (other than a reduction occurring within 24 months after a Change of Control) will not be considered “Good Reason.”

In each such case, a termination by you for Good Reason may occur only if (1) you have given Staples a Notice of Termination (as defined in Section 2) that specifies the existence of a condition giving rise to Good Reason and Staples has not cured the condition giving rise to Good Reason within 30 days after receipt of your Notice of Termination, (2) you provide the Notice of Termination to Staples within 90 days after the initial occurrence of the condition giving rise to your Good Reason, and (3) your termination for Good Reason occurs no later than 180 days after you give Notice of Termination.

5.    Successors; Binding Agreement. Staples will require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement to the same extent that Staples would be required to perform it if no such succession had taken place. Any failure to obtain an assumption of this Agreement prior to the effectiveness of any succession will be a breach of this Agreement and will entitle you to compensation in the same amount and on the same terms as you would be entitled hereunder. As used in this Agreement, "Staples" means Staples as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

6.    Arbitration. The parties agree that any legal disputes (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between you and Staples, and that arise out of, or are related in any way to, your employment with or termination of employment from Staples or the termination of this Agreement, and which disputes cannot be resolved informally, will be resolved exclusively though final and binding arbitration. The parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim which could be raised in arbitration; provided, however that nothing in this Agreement precludes you from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or Staples from initiating an arbitration over a matter covered by this Agreement.

Each party may demand arbitration, no later than three hundred (300) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

The arbitration will be conducted in accordance with the Rules for Employment Arbitration of the American Arbitration Association (AAA) and any arbitration will take place in Framingham, Massachusetts. Each party will bear its own costs and attorney's fees. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration, attorney's fees, emotional distress damages, and punitive damages for causes of action when such damages are available under law. Any relief or recovery to which you are entitled from any claims arising out of your employment, termination, or any claim of unlawful discrimination will be limited to that awarded by the arbitrator.

7.    Waiver of Jury Trial. If any claim arising out of your employment or termination is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is filed in court.

8.    Miscellaneous.

(a)     The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b)     The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

(c)     No waiver by you or Staples at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Staples or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

(d)     You must execute a legally enforceable separation agreement and general release in a form acceptable to Staples prior to the receipt of any payments or benefits set forth above. Any payments made to you will be paid net of any applicable withholding required under federal, state or local law.

(e)     This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements are hereby merged into this Agreement.

If this Agreement sets forth our agreement, kindly sign and return to Staples the enclosed copy of this Agreement.

Sincerely,
STAPLES, INC.

[Executive] Vice President, Human Resources

I have been advised of my right to consult with counsel regarding this Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agreed to this ____ day of ________________, 200_

____________________________
(Associate Signature)